                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement         [ ]  Confidential, for use of the
[X]  Definitive proxy statement               Commission only (as permitted by
[ ]  Definitive additional materials          Rule 14a-6(e)(2))
[ ]  Soliciting material pursuant to Rule 14a-11(C)or Rule 14a-12


                      Atalanta/Sosnoff Capital Corporation
        -----------------------------------------------------------------
                (Name of Registrant as specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person[s] Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     ---------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     (5) Total fee paid:

     ---------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

     ---------------------------------------------------------------------------
[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     ---------------------------------------------------------------------------
     (2) Form, schedule or registration statement number:

     ---------------------------------------------------------------------------
     (3) Filing party:

     ---------------------------------------------------------------------------
     (4) Date filed:

     ---------------------------------------------------------------------------

                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                                 101 PARK AVENUE
                              NEW YORK, N.Y. 10178

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   -----------

To the Stockholders of
Atalanta/Sosnoff Capital Corporation

     The Annual Meeting of Stockholders of Atalanta/Sosnoff Capital Corporation (the "Company") will be held at Bear, Stearns & Co. Inc., 383 Madison Avenue, 13th Floor, New York, New York, on Thursday, May 9, 2002 at 11:00 a.m. local time, to consider and vote upon:

     1.  The election of directors for the ensuing year;

     2.  Approval of the Amendment to the Management Incentive Plan;

     3.  Ratification of the appointment of independent auditors for 2002; and

     4.  Such other matters as may properly come before the meeting.

     The close of business on March 22, 2002 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, and any adjournments thereof. The Company's stock transfer books will not be closed.

                                     By Order of the Board of Directors,

                                     Anthony G. Miller
                                     Secretary

Dated: March 22, 2002

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, AND WISH TO HAVE YOUR STOCK REPRESENTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                                 101 PARK AVENUE
                              NEW YORK, N.Y. 10178

                                   -----------

                                 PROXY STATEMENT

                                   -----------



     This proxy statement is being mailed to the stockholders of Atalanta/Sosnoff Capital Corporation (the "Company"), on or about March 31, 2002 in connection with the Annual Meeting of Stockholders to be held at Bear, Stearns & Co. Inc., 383 Madison Avenue, 13th Floor, New York, New York, on Thursday, May 9, 2002 at 11:00 a.m. and any adjournments thereof.

RECORD DATE

     The close of business on March 22, 2002 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

SOLICITATION

     The enclosed proxy is solicited by the Board of Directors of the Company. The Chairman of the Board, the President and the Secretary have been designated by the Board of Directors to act as proxyholders. All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same at any time prior to the voting of the proxy, by delivering a valid superseding proxy or a written notice of revocation signed in the same manner as the original proxy, or by attending the meeting and voting in person.

EXPENSES

     The cost of preparing, assembling and mailing the notice, proxy statement and proxy will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person or by telephone or telegraph. These persons may be reimbursed for their expenses. The Company may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and the Company will reimburse them for their expenses.

VOTING BY MR. SOSNOFF

     Martin T. Sosnoff, the Company's Chairman of the Board and Chief Executive Officer, who owns approximately 79% of the Company's outstanding common stock, has advised the Company that he intends to vote for the Board's nominees as directors of the Company, and for the other specified matters to be voted upon at the Annual Meeting. Accordingly, such matters can be approved without the vote of any other stockholders of the Company.


Dated:   March 22, 2002

VOTING BY PROXY

     If the stockholder is a corporation, the accompanying proxy card should be signed in its corporate name by an officer. If signed as attorney, executor, administrator, trustee or guardian, the signer's full title should be given and, if possible, a certificate or other evidence of appointment should be furnished.

     If the stockholder specifies on the proxy card how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify on the proxy card how the shares are to be voted, they will be voted "FOR" the election of the nominees for directors listed herein; "FOR" the approval of the Amendment to the Management Incentive Plan; and "FOR" the ratification of the appointment of independent auditors named herein for 2002.

     If the stockholder wishes to give a proxy to someone other than those designated by the Board of Directors, the three names appearing on the enclosed proxy card may be crossed out and the name of another person may be inserted. The signed proxy card should be presented at the meeting by the person representing the stockholder. Such person should have proof of identification.

OUTSTANDING STOCK

     The Company's common stock, $.01 par value, of which there were 8,875,707 shares outstanding as of March 22, 2002, constitutes the only class of voting securities issued by the Company. Stockholders will be entitled to cast one vote, in person or by proxy, for each share of the Company's common stock they hold.

                               GENERAL INFORMATION

BOARD OF DIRECTORS

     The Board of Directors has responsibility for establishing broad corporate policies and for the overall management and performance of the Company, although it is not involved in day-to-day operating details. The members of the Board who are not senior officers of the Company are kept informed of the Company's business by various reports and documents given to them from time to time, as well as by operating, financial and other reports made at Board and Committee meetings.

     Regular meetings of the Board of Directors are generally held four times per year and special meetings are scheduled when required. The Board held four regular meetings in 2001, and acted by unanimous written consent on one occasion.

COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $12,000. They also receive a fee of $2,000 for each Board meeting attended, plus travel and incidental expenses. The maximum annual director's fee is $20,000. The three full-time employees who serve as directors receive only reimbursement of expenses, if any, actually incurred in attending meetings. During fiscal 2001, Mr. Thurston Twigg-Smith and Mr. Ronald H. Menaker each received $20,000, and Mr. Jay S. Goldsmith received $15,000, in regular compensation for serving as non-employee directors of the Company.

COMMITTEES OF THE BOARD

     The permanent Committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The biographical information on the directors, set forth hereinafter in the proxy statement, identifies the Committee memberships held by each director.

     The Audit Committee recommends to the Board (for appointment by the Board and ratification by the stockholders) independent public accountants to be used by the Company, reviews recommendations made by the independent public accountants concerning the Company's accounting methods and system of internal controls, reviews and reports to the Board with respect to the audit conducted by the Company's independent public accountants, reviews with the independent auditors the firm's relationship with management, and approves each major professional service provided by the independent auditors in non-audit fields. The Audit Committee, which in 2001 consisted of three non-employee directors, met three times during 2001.

     The Executive Committee has, subject to certain exceptions, all the powers and duties of the Board of Directors in the management of the Company when the Board is not in session and which are not in conflict with specific powers conferred by the Board upon any other Committee. The Executive Committee consists of Messrs. Sosnoff and Steinberg. The Executive Committee did not formally meet during 2001.

     The Compensation Committee acts on recommendations of management concerning the compensation of executive officers of the Company, including the Chief Executive Officer, and sets compensation policy. A Sub-Committee of the Compensation Committee administers the Company's Management Incentive Plan ("MIP"). The Stock Option Committee administers options outstanding under the Company's terminated Stock Option ("SOP") and Incentive Stock Purchase Plans. The Stock Option and Compensation Committees administer the Company's 1996 Long Term Incentive Plan ("LTIP"). Mr. Sosnoff and the outside directors comprise the Compensation and Stock Option Committees, while the outside directors form the Sub-Committee of the Compensation Committee. The Compensation Committee and Sub-Committee met once in 2001, and acted once by Unanimous Written Consent.

     The Company has no standing Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Sosnoff, the Company's Chief Executive Officer and principal stockholder, is a member of the Compensation Committee and the Stock Option Committee. He does not participate in decisions relating to his compensation, is not a member of the Compensation Sub-Committee, and does not participate in decisions relating to the MIP. See "Board Compensation Committee Report" hereinafter in this proxy statement. In 2001, these Committees had three non-employee directors as members.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     A Board of five directors is to be elected at the Annual Meeting; each director so elected to hold office for a term of one year and until the election and qualification of a successor. It is intended that the proxies will be voted for the following persons nominated by the Board of Directors:

     Jay S. Goldsmith, Ronald H. Menaker, Martin T. Sosnoff, Craig B. Steinberg and Thurston Twigg-Smith.

     Each of the nominees has indicated his willingness to serve as a member of the Board of Directors, if elected; however, in case any nominee shall for any reason become unavailable for election the proxy holders will have discretionary authority to use the proxies they hold to vote for a substitute.

     Mr. Sosnoff was first elected by the stockholders in 1986, prior to the Company's initial public offering. Mr. Twigg-Smith was first elected by the stockholders in 1994. Mr. Steinberg was appointed to the Board in August, 1997 and first elected by the stockholders in 1998. Mr. Menaker was first elected by the stockholders in 1999. Mr. Goldsmith was first elected by the stockholders in 2001.

     Messrs. Sosnoff and Steinberg are executive officers of the Company.

     Information about the proposed nominees' principal occupations, Board Committee memberships and other information follows. Information about their ownership of the outstanding common stock of the Company appears hereinafter under the caption, "Beneficial Ownership of Securities of the Company."

                          NAME, PRINCIPAL OCCUPATION
                             AND OTHER INFORMATION

     JAY S. GOLDSMITH, 58, for more than five years has been President of Balfour Investors, Inc. (a merchant banking firm) and the Vice
         Chairman of PubliCARD, Inc. (a smart-card technology company).
         In a judgement in 1998 in the United States District Court, Southern District of New York, Mr. Goldsmith was held liable pursuant to Section 16(b) of the Securities Exchange Act of 1934 to repay to New Valley Corp. "short-swing" profits he earned from certain purchases and sales of that corporation's B Preferred Stock within a six-month period. Mr. Goldsmith has advised the Company and the Company has concluded after review, that the decision was based on a technical analysis of the language in Section 16(b). The Appeals Court in affirming the decision mentioned that the District Court had suggested that "...the defendants, though liable, might well have acted in good faith."

         Mr. Goldsmith serves on the Audit, Compensation and Stock Option Committees.

     RONALD H. MENAKER, 57, since January 1, 2000 has been retired. From July,
         1998 through December, 1999 he was an Advisory Director of, and for more than five years prior thereto he was a Managing Director of, and held other offices with, J.P. Morgan & Co., Inc.

         Mr. Menaker serves on the Audit, Compensation and Stock Option Committees.

     MARTIN T. SOSNOFF, 70, is the founder of the Company and has been Chairman of the Board, Chief Executive Officer, and Chief Investment Officer of the Company and its subsidiaries since their inceptions.

         Mr. Sosnoff serves on the Executive, Compensation and Stock Option Committees.

     CRAIG B. STEINBERG, 40, has been President and Director of Research, and has held other offices, with the Company and its subsidiaries since 1985.

         Mr. Steinberg serves on the Executive Committee.

     THURSTON TWIGG-SMITH, 80, retired as of March, 2002. For more than five years prior thereto he was Chairman of the Board and Chief Executive Officer of Persis Corporation (newspaper publishing).

         Mr. Twigg-Smith serves on the Audit, Compensation and Stock Option Committees.

                            EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's four other most highly compensated executive officers who were officers during 2001.

                                          ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                                    -------------------------------                         ----------------------
                                                                                                            SECURITIES   ALL OTHER
             NAME AND                                                     OTHER ANNUAL   RESTRICTED STOCK   UNDERLYING    COMPEN-
        PRINCIPAL POSITION          YEAR      SALARY          BONUS       COMPENSATION        AWARDS          OPTIONS    SATION (10)
        ------------------          ----      ------          -----       ------------        ------          -------    ----------
MARTIN T. SOSNOFF                    2001  $1,000,000            $ 0 (1)                                                     $8,500
 Chairman of the Board;              2000   1,000,000      2,405,350 (1)                                                     17,000
 Chief Executive Officer; Director   1999   1,000,000      3,446,000 (1)                                                     16,000

CRAIG B. STEINBERG                   2001     700,000        264,022 (1,2)                 $1,588,500 (4)                    $8,500
 President and Director              2000     700,000      2,404,744 (1)                    1,573,500 (4)                    17,000
 of Research; Director               1999     700,000         86,758 (3)                    1,479,750 (4)                    16,000

ANTHONY G. MILLER                    2001     350,000            $ 0 (1)                      463,313 (6)                    $8,500
  Executive Vice President,          2000     350,000        181,150 (1,5)                    458,938 (6)                    17,000
  Chief Operating Officer,           1999     350,000         50,000 (5)                      431,594 (6)                    16,000
  Secretary

JAMES D. STAUB                       2001     175,000                     $699,914 (7)                                       $8,500
  Senior Vice President              2000     175,000                      619,486 (7)                                       17,000
  of subsidiaries                    1999     175,000                      489,188 (7)                                       16,000

WILLIAM M. KNOBLER                   2001     103,125 (8)                  558,630 (9)                                       $8,500
  Senior Vice President              2000     113,975 (8)                  824,189 (9)                                       17,000
  of subsidiary                      1999     334,245 (8)                1,499,800 (9)                                       16,000

---------------------

(1) Represents amounts received as bonuses by participants in the Company's MIP. See "Management Incentive Plan" hereinafter in this proxy statement.

(2)      Includes a discretionary bonus of $200,000 in 2001.

(3) Based on an agreement with the Company, Mr. Steinberg receives a bonus based upon the pre-tax operating profits receivable by a subsidiary of the Company as general partner of the investment partnership Mr. Steinberg manages on behalf of the Company. See "Management Incentive Plan" hereinafter in this proxy statement.

(4) Represents non-cash compensation required to be reported for tax purposes. Mr. Steinberg was awarded the right to purchase and purchased 600,000 shares of the Company's common stock for the purchase price of $0.01 per share as of September 17, 1997 under the Company's LTIP. For tax purposes, the Company and Mr. Steinberg report the compensation element of the award in the years in which the Company's right to repurchase equal fractions of the award lapse at the first through the fourth anniversaries of the date of the award. Under this method, Mr. Steinberg will report compensation of $1,588,500 in 2001 (based on a market price of $10.60 per share at the fourth anniversary), and reported $1,573,500 in 2000 (based on a market price of $10.50 per share at the third anniversary), and $1,479,750 in 1999 (based on a market price of $9.88 per share at the second anniversary), and $1,273,500 in 1998 (based on a market price of $8.50 per share at the first anniversary). The Company recorded unearned compensation in shareholders' equity of approximately $7.0 million at the time of the award which was amortized to compensation expense. Approximately $436,000 was expensed in the fourth quarter of 1997 for financial reporting purposes and approximately $1.7 million was expensed in each full calendar year thereafter as the right to repurchase the award lapsed, ending September 30, 2001. At September 17, 1997, the stock award value was approximately $7.0 million based on the difference between the purchase price and the market value of the award at such date, and the stock award value was approximately $7.2 million based upon such calculation at December 31, 1997, $5.0 million at December 31, 1998, $5.2 million at December 31, 1999, $6.4 million at December 31, 2000, and $6.2 million at December 31, 2001. In 1997, the Company loaned Mr. Steinberg $46,740 with interest at the applicable federal rate for taxes attributable to dividends paid on the shares received in his award. In 1998, the Company loaned Mr. Steinberg $539,847 with interest at the applicable federal rate for taxes attributable to the compensation element of his award and dividends paid on the unvested shares received in his award. In 1999, the Company loaned Mr. Steinberg $849,338 with interest at the applicable federal rate for taxes attributable to the compensation element of his award. In 2000, the Company loaned Mr. Steinberg $762,361 with interest at the applicable federal rate for taxes attributable to the compensation element of his award. In 2001, the Company loaned Mr. Steinberg $769,628 with interest at the applicable rate for taxes attributable to the compensation element of his award and dividends paid on the unvested shares received in his award. In 1998, Mr. Steinberg paid $11,941 of interest to the Company related to these loans, in 1999 he paid $45,603, in 2000 he paid $83,718, and in 2001 he paid $127,673.

(5) Includes discretionary bonuses of $50,000 in 1999 and $100,000 in 2000.

(6) Represents non-cash compensation required to be reported for tax purposes. Mr. Miller was awarded the right to purchase and purchased 175,000 shares of the Company's common stock for the purchase price of $0.01 per share as of September 17, 1997 under the Company's LTIP. For tax purposes, the Company and Mr. Miller report the compensation element of the award in the years in which the Company's right to repurchase fractions of the award lapses at the first through the fourth anniversaries of the date of the award. Under this method, Mr. Miller will report compensation of $463,313 in 2001 (based on a market price of $10.60 per share at the fourth anniversary), reported $458,938 in 2000 (based on a market price of $10.50 per share at the third anniversary), reported $431,594 in 1999 (based on a market price of $9.88 per share at the second anniversary), and reported $371,438 in 1998 (based on a market price of $8.50 per share at the first anniversary). The Company recorded unearned compensation in shareholders' equity of approximately $2.0 million at the time of the award which was amortized to compensation expense. Approximately $127,000 was expensed in the fourth quarter of 1997 for financial reporting purposes and approximately $508,000 was expensed in each full calendar year thereafter as the right to repurchase the award lapsed, ending September 30, 2001. At September 17, 1997, the stock award value was approximately $2.0 million based on the difference between the purchase price and the market value of the award at such date, and the stock award value was approximately $2.1 million based upon such calculation at December 31, 1997, $1.5 million at December 31, 1998, $1.5 million at December 31, 1999, $1.9 million at December 31, 2000, and $1.8 million at December 31, 2001. In 1997, the Company loaned Mr. Miller $13,633 with interest at the applicable federal rate for taxes attributable to dividends paid on the shares received in his award. In 1998, the Company loaned Mr. Miller $157,455 with interest at the applicable federal rate for taxes attributable to the compensation element of the award and dividends paid on the unvested shares received in his award. In 1999, the Company loaned Mr. Miller $243,265 with interest at the applicable federal rate for taxes attributable to the compensation element of the award. In 2000, the Company loaned Mr. Miller $222,356 with interest at the applicable federal rate for taxes attributable to the compensation element of the award. In 2001, the Company loaned Mr. Miller $224,475 with interest at the applicable federal rate for taxes attributable to the compensation element of his award and dividends paid on the unvested shares received in his award. In 1998, Mr. Miller paid $2,843 of interest to the Company related to these loans, in 1999 he paid $13,149, in 2000 he paid $24,215, and in 2001 he paid $36,988.

(7) Represents additional compensation paid to Mr. Staub in lieu of a bonus based upon a percentage of investment advisory fees received by the Company from clients solicited by Mr. Staub under an agreement with the Company. See "Agreements and Transactions with Directors and Executive Officers" hereinafter in this proxy statement.

(8) In 1999 and 2000, Mr. Knobler's salary was set based on the revenues received by the Company from clients of the Company to whom Mr. Knobler provides investment management services ("SVP" clients), net of the costs associated with such revenues, under an arrangement with the Company. In 2001, Mr. Knobler's salary was set as a percentage of the gross revenues received from these clients in 2001, under an arrangement with the Company.

(9) The 2000 and 2001 amounts represent the second and third (final) installment payments, respectively, made to Mr. Knobler by the Company in January 2000 and January 2001 relating to the relinquishment of his right to receive revenue from SVP clients under a new facilities agreement with the Company. The 1999 amount includes $1,498,766 representing the first installment payment. See "Agreements and Transactions with Directors and Executive Officers".

(10) Represents contributions by the Company to the account of such officers under the Company's Profit Sharing Plan for its employees. See "Profit Sharing Plan" hereinafter in this proxy statement.


         Except as noted, none of the individuals listed above received non-cash compensation during 2001 in excess of the lesser of $50,000 or 10% of his total annual salary and bonus.

COMPARATIVE STOCK PERFORMANCE

         The following line graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Russell 2000 Index(1) and the Russell 2000/Financial Services Index(2) over the five year period ended December 31, 2001 (assuming the investment in the Company's common stock and such indices of $100 on December 31, 1996, and the reinvestment of all dividends):

 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN AMONG THE COMPANY,
        RUSSELL 2000 INDEX, AND RUSSELL 2000/FINANCIAL SERVICES INDEX


                                                Year Ended December 31
                                        1996   1997   1998   1999   2000   2001

Russell 2000/Financial Services Index    100    138    126    119    144    166
Russell 2000 Index                       100    122    119    145    140    144
Company                                  100    136    100    104    130    128

[GRAPHIC OMITTED]











                                                                                          RUSSELL 2000/
                                         COMPANY               RUSSELL 2000             FINANCIAL SERVICES
                                         -------               ------------             ------------------
      Annualized rates of return:
           5 years ended 12/31/01          5.1%                    7.6%                       10.7%




(1) The Russell 2000 Index is published by the Frank Russell Company and is widely recognized as a measure of the performance of small market capitalization stocks like the Company's common stock.

(2) The Russell 2000/Financial Services Index is an index of the performance of financial services companies within the Russell 2000 Index.

BOARD COMPENSATION COMMITTEE REPORT

     The Board has requested that the Compensation Committee describe in this Report (a) its compensation policies generally applicable to the executive officers of the Company, including the specific relationship of corporate performance to executive compensation for 2001; and (b) the basis for Mr. Sosnoff's compensation in 2001, including the factors and criteria on which Mr. Sosnoff's compensation was based and the relationship of the Company's performance to such compensation describing the measures of performance on which such compensation was based.

Compensation Policies Generally Applicable to Executive Officers

     In formulating its compensation policies for executive officers, the Committee considers many factors, including the major factors described below:
Industry Compensation Standards, Salary History, Performance in Position, Tenure of Employment.

     The Committee believes that in order to attract and retain executive officers of the highest quality the Company must provide a total package of compensation that is competitive with other companies in the Company's segment of the financial services industry. The Committee also reviews the salary histories of current and prospective executive officers in making compensation recommendations. In addition, the Committee reviews information about the performance of executive officers. In formulating its compensation policies the Committee generally places less weight on the qualitative elements of executive officer performance, and more weight on the economic indices of the officer's performance measured by the financial performance of the aspect of the Company's business for which the officer is primarily responsible. The Committee believes that an officer's employment tenure is entitled to some weight in assessing appropriate levels of compensation.

Company Performance-General

     The Committee believes that in the Company's case in the formulation of executive officer compensation policy the Committee should not accord significant weight to the market performance of the Company's common stock. The Committee notes that the price at which the Company's common stock trades often bears little relationship to the underlying fundamentals of the Company. Because of the ownership structure (only approximately 12% of the Company's common stock is held by the public) and lack of coverage by analysts, there is very little trading activity in the common stock of the Company. During 2001, aggregate market transactions in the Company's common stock (excluding shares purchased in the market by the Company) equaled approximately 2.7% of the common stock outstanding. As a result of this low turnover, the performance of the common stock has not reliably reflected the financial results or prospects for the Company; instead, it generally reflects market forces that result in volatile stock performance because of the lack of market liquidity. Thus, in the Committee's view, the investment performance of the Company's common stock has not offered the Committee reliable guidance in formulating executive officer compensation policy and in setting appropriate compensation levels for the Company's executive officers. The Committee notes that the Company's book value per share totaled $11.52 at the end of 2001, which has not been adequately reflected in the price of the stock.

Financial Performance

     The Committee has developed a number of financial performance criteria in formulating its executive compensation policy and a number of specific criteria assessing the appropriateness of specific executive officer compensation.

     In evaluating the performance of the executive officers of the Company as a group generally, and in reference to 2001 compensation, the Committee has reviewed the efficiency and productivity of the Company, and the Company's employees managed by the executive officers as measured by the following financial performance criteria: (1) Operating revenues, pre-tax operating income and pre-tax operating income per employee, (2) pre-tax operating income yield on assets under management, (3) pre-tax operating margin, (4) investment performance of managed assets, including the Company's proprietary accounts, and (5) other financial criteria.

     In reviewing the compensation of specific executive officer positions, the Committee places more weight on criteria relevant to the responsibilities of that position. Thus, relatively more weight is attributed to revenue criteria in evaluating the performance of executives engaged primarily in marketing and investment management and related support activities and relatively more weight is attributed to income criteria in fixing the compensation of personnel engaged in cost management and related support activities.

2001 Compensation and the Management Incentive Plan

     After posting increases in both 1999 and 2000, operating revenues, operating income, operating margin and operating income per employee all decreased in 2001, reflecting the difficult market environment and a decrease in assets under management in 2001 from negative performance results, partially offset by almost $200 million in new assets from the increased focus on marketing efforts.

     As described below, the changes in 2001 overall compensation as compared with 2000 and 1999 for executive officers, with the exception of Mr. Staub and Mr. Knobler who have separate arrangements with the Company, are attributable to Awards made under the Management Incentive Plan ("MIP"), as follows:



                                             2001            2000          1999
                                             ----            ----          ----
1.    Operating Earnings Component            $ 0        $541,000           $ 0
2.    Investment Performance Component          0       2,216,000     3,446,000
3.    Sabre Performance Component          64,022       2,215,394             0
                                           ------       ---------     ----------

                                         $ 64,022      $4,972,394    $3,446,000
                                         ========      ==========    ==========


     The MIP is designed to reflect the financial performance criteria which the Company believes should be applied in determining executive officer compensation. One component (the "Operating Earnings Component") is based on pre-tax operating earnings before non-cash charges, which the Committee believes is an appropriate measure of the performance of executive personnel who function in the revenue producing and in the cost control areas of the Company. Messrs. Sosnoff and Steinberg participate in the Operating Earnings Component of the Award Bonus Pool at 35% each, and Messrs. Miller and Paul Tanico, an Executive Vice President of the Company, participate at 15% each (Mr. Tanico resigned as an employee at the beginning of 2002). The MIP is administered by a Sub-Committee of the Compensation Committee, which is composed entirely of non-employee directors. The Committee believes that the Operating Earnings Component of the MIP provides a stimulus to a continuing high level of commitment to further improvement in the financial performance of the Company. The Committee notes that in the Operating Earnings Component
(a) no awards are payable unless there is an increase in adjusted operating earnings (as defined in the MIP) over the 1998 base level of adjusted operated earnings, (b) the annual Award Bonus Pool cannot exceed 50% of incremental adjusted operating earnings above the threshold, and (c) aggregate annual bonuses under the Operating Earnings Component of the MIP are capped at 10% of earnings per share in any one year. The Sub-Committee believes that these limitations strike an appropriate balance by fulfilling the need to continue to motivate executive personnel while not unduly impacting the financial results of the Company. No Operating Earnings Award was made under the MIP in 2001, compared with $541,000 in 2000 and none in 1999.

     The Sub-Committee amended the MIP in 1999 to create an Investment Performance Component of the MIP to provide incentive compensation to Mr. Sosnoff in an amount equal to 20% of each year's performance of the Company's proprietary accounts in excess of an identified benchmark. Under the amendment, no bonus is paid if such performance is negative, even if it exceeded such benchmark. The computation is made annually, based on each calendar year's performance results, and is subject to a separate and independent limitation that it not exceed 10% of earnings per share in any one year. No award was made to Mr. Sosnoff in 2001 related to this component of the MIP, compared with $2,216,000 in 2000, and $3,446,000 for 1999.

     In 2000, the Sub-Committee amended the MIP to provide annual incentive compensation to the Company's President based upon the investment performance of Sabre Partners, L.P., an investment partnership which he manages on behalf of a Company subsidiary, equal to (i) 50% of the pre-tax operating income (revenues less direct expenses) that the Company receives from that partnership (the "Sabre Performance Bonus") and (ii) 20% of the outperformance of the Company's investment in such partnership as compared to the S&P 500 Index (the "Outperformance Bonus"), provided that the Outperformance Bonus is payable if, and only to the extent that, the performance of the Company's investment in such partnership is positive, and the closing net asset value of any measurement period for the computation of the Outperformance Bonus exceeds the highest level of net assets previously achieved. These computations are made annually, based on each calendar year's results, and are subject to a separate and independent limitation that it not exceed 10% of earnings per share in any one year. Mr. Steinberg was awarded $64,022 for 2001 related to this Component of the MIP, compared with $2,215,394 for 2000.

     The MIP does not preclude the Board of Directors of the Company, upon approval of the Sub-Committee, from making discretionary bonus payments to participants in the MIP in addition to the amounts determined under the Plan. Mr. Steinberg was awarded a discretionary bonus of $200,000 for 2001.

     MIP Amendment. Due to the resignation of Mr. Paul P. Tanico, Executive Vice President, the Sub-Committee has amended the Operating Earnings Component of the MIP for the two years ended December 31, 2003, subject to stockholder approval, to change the allocation of the Award Bonus Pool and to provide for the participation by the two senior portfolio managers of the Company, Messrs. Sosnoff and Steinberg, and by Mr. Miller. Under the proposed amendment, Messrs. Sosnoff and Steinberg will participate in the Award Bonus Pool at 40% each, and Mr. Miller at 20% . As amended, the MIP measures increases in adjusted operating earnings against such earnings in the 1998 base year and provides for the allocation of 50% of such increases to the Award Bonus Pool. See "Approval of Amendment to Management Incentive Plan" hereinafter in this Proxy Statement. The MIP does not preclude the Board of Directors of the Company, upon approval of the Sub-Committee, from making discretionary bonus payments to participants in the MIP in addition to the amounts determined under the Plan.

The 2001 Compensation of Mr. Sosnoff

     Mr. Sosnoff has not participated in this part of the Committee's review or Report, or in its description of the basis for his compensation generally.

     The Committee notes that there are certain qualitative factors in the analysis of Mr. Sosnoff's compensation generally and in 2001 that, in its view, should be taken into account in establishing appropriate bases for such compensation. Mr. Sosnoff is the founder of the Company, which was founded in 1986 to acquire its operating subsidiaries and make a public offering of its Common Stock. Mr. Sosnoff is the founder of such subsidiaries and is the Company's principal stockholder. The Company bears his name. He also is a widely known and respected member of the financial community and has written regularly in the financial press. The Committee believes his reputation has enhanced the stature of the Company and has had and will continue to have a salutary affect on its marketing activities.

     In conjunction with the Company's other executive officers, Mr. Sosnoff's compensation is evaluated under the compensation policies generally applicable to executive officers, including growth in the Company's book value per share, and the financial performance criteria considered relevant by the Committee. Under the Operating Earnings Component of the MIP, Mr. Sosnoff was awarded $ 0 for 2001, compared with $189,350 for 2000, and none in 1999.

     It is also the policy of the Committee to review Mr. Sosnoff's compensation in relation to the performance of the Company's client accounts for which he has primary responsibility in setting investment policy and the performance of the Company's own proprietary accounts. The Committee notes that equity investment performance in client accounts improved markedly in the four years ended December 31, 2001 (each of the four years generated client performance returns in excess of relevant benchmarks), exceeding all relevant benchmarks for the Company's composite equity and balanced products. However, Mr. Sosnoff did not earn an Investment Performance bonus for 2001 under the Investment Performance Component of the MIP because the performance of the Company's proprietary accounts in 2001 was negative. In 2000, he earned an Investment Performance Bonus of $2,216,000 and in 1999 he earned an Investment Performance Bonus of $3,446,000 based upon the performance of the Company's proprietary accounts in 2000 and 1999, which achieved net investment performance totaling 9.2% and 46.0%, respectively, vs. the benchmark's return of -9.1% and 14.6%, respectively. In the Sub-Committee's view, Mr. Sosnoff's achievement in significantly increasing the Company's proprietary accounts' net assets was appropriately reflected in Mr. Sosnoff's increased compensation in those years.


Dated:  March 7, 2002

          The Compensation Committee       The Compensation Sub-Committee
                Jay S. Goldsmith                  Jay S. Goldsmith
                Ronald H. Menaker                 Ronald H. Menaker
                Martin T. Sosnoff                Thurston Twigg-Smith
              Thurston Twigg-Smith

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company's financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's financial reporting process. The Company's independent accountants are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee hereby reports as follows:

     1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's independent accountants.

     2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

     3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

     4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee has recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

         Each of the members of the Audit Committee is independent as defined under the Listing Standards of the New York Stock Exchange.

         The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Jay S. Goldsmith
Ronald H. Menaker
Thurston Twigg-Smith


Dated:  March 7, 2002

                   STOCK OPTION AND LONG TERM INCENTIVE PLANS

Option Grants for 2001

         There were no option grants made in 2001.


Exercises and Awards Outstanding

      Option Exercises and Year-End Values for 2001

         No stock options were exercised or cancelled in 2001.

         The table below sets forth information with respect to the status of unexercised options, if any, held at December 31, 2001 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.


AGGREGATE OPTION EXERCISES DURING 2001 AND OPTION VALUES ON DECEMBER 31, 2001

------------------------------------------------------------------------------------------------------------------------------------
                            Number of
                         Shares Acquired       Value                                  Exercise             Value of Unexercised
                        Upon Exercise of     Realized      Number of Unexercised      Price Per           In-the-Money Options
Name                         Option        Upon Exercise     Options 12/31/01           Share                  12/31/01 (1)
----                         ------        -------------     ----------------           -----                  ------------
                                                         Exercisable  Unexercisable                      Exercisable   Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Craig B. Steinberg                                               100,000                         $ 9.50        $80,000
----------------------- ------------------ -------------- --------------- ----------------- ------------ -------------- -----------

----------------------- ------------------ -------------- --------------- ----------------- ------------ -------------- -----------
Anthony G. Miller                                                 50,000                           9.50         40,000
----------------------- ------------------ -------------- --------------- ----------------- ------------ -------------- -----------

----------------------- ------------------ -------------- --------------- ----------------- ------------ -------------- -----------
James D. Staub                                                    50,000                           6.13        208,750
----------------------- ------------------ -------------- --------------- ----------------- ------------ -------------- -----------
                                                                  40,000            10,000         9.00         52,000     $13,000
----------------------- ------------------ -------------- --------------- ----------------- ------------ -------------- -----------

(1) Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $10.30 per share, the closing price of the common stock reported for New York Stock Exchange transactions on December 31, 2001.

     As of September 17, 1997, the Company awarded 775,000 shares of restricted stock at the issue price of $.01 per share to two senior executives under the terms of the LTIP. Craig B. Steinberg, President and Director of Research, received 600,000 shares and Anthony G. Miller, Executive Vice President and Chief Operating Officer, received 175,000 shares. Such restricted stock awards vested over the four year-period ended September 30, 2001. See the Summary Compensation Table on page 5 of this proxy statement.


Management Incentive Plan

     The purpose of the Operating Earnings Component of the Management Incentive Plan (the "MIP") is to directly relate year-end bonuses of participants to growth in operating earnings of the Company (adjusted for non-cash charges and current year accruals under the MIP and the LTIP and comparable non-cash charges) compared with the base year of 1998. The maximum aggregate annual award payable to participants under the Operating Earnings Component of the MIP is subject to the limitation that it cannot result in a reduction of earnings per share in any one year of more than 10%. Each participant's share of the aggregate award of the Operating Earnings Component of the MIP is payable at year-end in assigned percentages.

     For 2001, no award was made under the Operating Earnings Component of the MIP, computed as described above, based upon a decrease in adjusted operating earnings in 2001 as compared with 1998.

     Under the Investment Performance Component of the MIP, Mr. Sosnoff is entitled to an annual bonus (the "Investment Performance Bonus") equal to 20% of the amount by which the investment performance of the proprietary accounts of the Company exceeds a benchmark (the S&P 500 Index), so long as such performance is positive, and subject to the limitation that it cannot result in a reduction of earnings per share in any one year of more than 10%. For 2001, no Investment Performance Bonus was awarded under the MIP to Mr. Sosnoff, computed as described above, because the performance of the proprietary accounts was negative.

     Under the Sabre Performance Component of the MIP, Mr. Steinberg is entitled to an annual Performance Bonus based on (a) 50% of the pretax operating income earned by a Company subsidiary as general partner of Sabre Partners, L.P., a Company-sponsored investment partnership, and (b) an Outperformance Bonus equal to 20% of the amount by which the Company's proprietary investment in Sabre exceeds a benchmark (the S&P 500 Index), so long as such performance is positive, and subject to the limitation that these bonuses together cannot result in a reduction of earnings per share in any one year of more than 10%. For 2001, a Sabre Performance Bonus of $64,022 was awarded under the MIP to Mr. Steinberg, computed as described above.

Profit-Sharing Plan

     The Company has a Profit-Sharing Plan for its employees. For the year ended December 31, 2001, contributions in the amount of $208,496 were made to the Plan.


AGREEMENTS AND TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to Company policy, certain expenses of Mr. Sosnoff which were initially paid by the Company, to the extent the Company and Mr. Sosnoff have determined that such expenses would not be borne by the Company, were repaid to the Company with interest.

     Upon termination of his employment Mr. Steinberg is subject to non-competition and non-solicitation restrictions under his employment agreement with the Company.

     Mr. Staub and certain other members of the marketing and sales staffs of the Company and its subsidiaries receive additional compensation based on varying percentages of the revenues attributable to Company clients they have solicited. Such compensation under certain conditions may continue after termination of employment.

     In May 1985, Atalanta/Sosnoff Management Corporation ("Management") entered into an employment agreement with Mr. William M. Knobler, Senior Vice President, to provide investment related services to both Management and Atalanta/Sosnoff Capital Corporation (Delaware), the Company's operating subsidiaries. Under the terms of the agreement, Mr. Knobler was paid the net profits relating to the client accounts he managed at Management (the "Net Profits"), which represents the advisory fees and commissions for such accounts, net of clearance and floor brokerage charges, allocated payroll, overhead and out-of-pocket expenses incurred on his behalf by Management.

     Effective October 1, 1998, Management entered into a new agreement with Mr. Knobler for the period ending December 31, 2000, under which Mr. Knobler relinquished the net profits from the investment management and brokerage services provided to the accounts he manages to Management. Pursuant to this agreement, Management has made payments to Mr. Knobler in three installments in January 1999, 2000 and 2001, based upon a multiple of annualized revenues from such accounts. In addition, Management and Mr. Knobler agreed to change the split of Net Profits paid to Mr. Knobler from 100% during the twelve-month period ended September 30, 1998, to 50% for the twelve-month period ended September 30, 1999, 25% for the twelve-month period ending September 30, 2000, and 0% thereafter. Mr. Knobler has remained an employee of the Company, and in 2001 he earned a salary based on a percentage of the commissions and advisory fee revenues earned from the accounts he manages. Additionally, the Company paid Mr. Knobler $558,630 in January, 2001 representing the third and final installment under this agreement.

     Options issued under the SOP and LTIP, and restricted stock award shares granted under the LTIP provide for accelerated vesting in the event of a change in control of the Company, as defined. Certain of the Company's agreements with employees provide for additional payments to them, or the right for such employee to terminate his employment and continue to receive payments from the Company in the event of a change in control, as defined.

     The directors, officers and employees of the Company or its operating subsidiaries are ordinarily required to execute personal securities transactions through the Company's broker-dealer subsidiary and are allowed a discount from the commission rates offered to unaffiliated customers. In addition, the Company provides personal investment management and advisory services to certain officers of the Company and its operating subsidiaries and their associates without charge.

     BENEFICIAL OWNERSHIP OF SECURITIES OF THE COMPANY

     The following table sets forth information as of December 31, 2001 as to the beneficial ownership of Company common stock by (1) each person known by the Company to own 5% or more of the common stock, (2) each director and nominee for director of the Company, (3) the Company's Chief Executive Officer, (4) each of the Company's other four most highly compensated executive officers for fiscal 2001, and (5) the directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them and use the Company's address as their business address, unless otherwise noted.


BENEFICIAL OWNERS             SHARES BENEFICIALLY OWNED  PERCENT OF CLASS (9)
-----------------             -------------------------  --------------------

Martin T. Sosnoff                       7,012,516 (1)                   76.8%
Craig B. Steinberg                        700,000 (2)                    7.7%
Anthony G. Miller                         225,000 (3)                    2.5%
William M. Knobler                          1,100 (4)                    (10)
James D. Staub                             90,000 (5)                    1.0%
Ronald H. Menaker (6)                       2,000                        (10)
Thurston Twigg-Smith(7)                     1,000                        (10)
All executive officers
and directors as a
Group (10 persons)                      8,031,616 (8)                   88.0%


-----------

(1) includes 12,516 shares owned by a private charitable f oundation that Mr. Sosnoff controls.

(2) includes 600,000 shares issued under the Company's LTIP and 100,000 shares issuable upon exercise of currently exercisable options issued under the Company's SOP at an exercise price of $9.50 per share.

(3) includes 175,000 shares issued under the Company's LTIP and 50,000 shares issuable upon exercise of currently exercisable options issued under the Company's SOP at an exercise price of $9.50 per share.

(4) includes 600 shares held in his Individual Retirement Account, 100 shares held by his wife, 200 shares held by her Individual Retirement Account, and 200 shares held by a private charitable foundation controlled by Mr. Knobler.

(5) includes 50,000 shares issuable upon exercise of currently exercisable options issued under the Company's SOP at an exercise price of $6.13 per share and 40,000 shares issuable upon exercise of currently exercisable options issued under the Company's LTIP at an exercise price of $9.00 per share. Does not include non-currently exercisable options to purchase 10,000 shares at an exercise price of $9.00 per share.

(6) Mr. Menaker's address is 700 Smoke Hollow Trail, Franklin Lakes, New Jersey, 07417.

(7) Mr. Twigg-Smith's business address is Persis Corporation, 2447 Makiki Heights Drive, Honolulu, Hawaii 96822.

(8) includes shares owned by executive officers of subsidiaries who have been designated as executive officers of the Company. Includes 240,000 shares subject to currently exercisable options under the SOP and LTIP. Does not include non-currently exercisable options to purchase 10,000 shares.

(9) Calculated on the basis of 8,885,707 shares outstanding at December 31, 2001 plus 240,000 shares subject to currently exercisable options, or a total of 9,125,707 shares.

(10)     less than .1% of shares outstanding.

                                  PROPOSAL 2
              APPROVAL OF AMENDMENT TO MANAGEMENT INCENTIVE PLAN

         History. The purpose of the Operating Income Component of the Management Incentive Plan (the "MIP") is to directly relate year-end bonuses of participants to annual growth in operating earnings of the Company (adjusted for non-cash charges under the LTIP, current year accruals under the MIP and comparable charges). Under the MIP currently in effect through December 31, 2003, aggregate operating income awards are based on 50% of annual increases in adjusted operating earnings above the 1998 Base Year. The maximum aggregate award payable to participants under the Operating Income Component of the MIP is subject to the limitation that it cannot result in a reduction of earnings per share of more than 10%. Each participant's share of the aggregate award is payable at year-end.

         The Operating Income Component of the MIP was first approved by stockholders in 1994 after its adoption by the Compensation Sub-Committee of the Board of Directors. For the three years ended December 31, 1998, the Sub-Committee amended the MIP to change the method of allocation of the Award Bonus Pool and to provide for the participation by the then four senior portfolio managers of the Company, and by one other officer, Mr. Miller, at fixed percentages. For the five years ended December 31, 2003, the Sub-Committee amended the MIP to change the method of computation and allocation of the Award Bonus Pool and to provide for the participation by the then three senior portfolio managers of the Company, and by Mr. Miller, at fixed percentages.

         The Amendment. For the two years ended December 31, 2003, subject to stockholder approval, the Sub-Committee has amended the MIP due to the resignation of Mr. Paul P. Tanico, Executive Vice President, to change the method of allocation of the Award Bonus Pool to provide for the participation by the current two senior portfolio managers of the Company, Messrs. Sosnoff and Steinberg, and by the Company's Executive Vice President and Chief Operating Officer, Mr. Miller. Messrs. Sosnoff and Steinberg will participate at 40% each, and Mr. Miller will participate at 20%.

         No other changes are being made to the MIP.

         The Sub-Committee, with the concurrence of the Board of Directors, has recommended that stockholders vote "FOR" the proposal to amend the Management Incentive Plan.

                                  PROPOSAL 3
                            APPOINTMENT OF AUDITORS

         The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Rothstein, Kass & Company, P.C. as independent auditors for the Company for 2002, subject to ratification by the stockholders. Arthur Andersen LLP had served as the independent auditors for the Company since 1989. The Audit Committee determined not to recommend the reappointment of Arthur Andersen LLP based upon the Committee's concern about Arthur Andersen LLP's exposure to civil and criminal liabilities. Arthur Andersen LLP's reports on the Company's financial statements during this period have not contained any adverse opinion or disclaimer of opinion or any qualification or modification of any kind, nor have there been any disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

         Stockholder ratification of the selection of Rothstein, Kass & Company, P.C. as the Company's independent auditors is not required by the Company's Bylaws, Certificate of Incorporation or applicable law. However, the Board of Directors is submitting the selection of Rothstein, Kass & Company, P.C. to the stockholders for ratification as a matter of good corporate governance and its own past practice. The engagement of Rothstein, Kass & Company. P.C. is expected to commence as of the beginning of the Company's 2002 fiscal year.

         For the fiscal year ended December 31, 2001, the aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company and its affiliates' annual financial statements and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10Q are shown below:

         Services provided by Arthur Andersen LLP:

             Audit and tax preparation work performed on behalf
              of the Company                                          $147,500

             Additional audit and tax work performed on behalf
              of unconsolidated affiliates of the Company
              -  Limited Partnerships (1)                               77,500
              -  Investment companies (2)                               43,200
                                                                        ------

         Total services provided by Arthur Andersen LLP to the
          Company and its unconsolidated affiliates                   $268,200
                                                                      ========

                ------------------------

         (1) Refers to three limited partnerships which a subsidiary of the Company manages as General Partner. For two of the partnerships, the Company pays these fees directly, and in the other, the partnership pays the fees directly.

         (2) Refers to four mutual funds the Company created where its direct and indirect wholly owned operating subsidiaries act as Investment Advisor and Distributor, respectively. These fees are paid by the mutual funds directly.


         Arthur Andersen LLP did not provide any professional services to the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

         A representative of Rothstein, Kass & Company, P.C., will be present at the Annual Meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions. A representative of Arthur Andersen LLP will not be present at the Annual Meeting.

         The Board of Directors recommends a vote "FOR" the proposal to ratify the appointment of Rothstein, Kass & Company, P.C. as independent auditors.

                             STOCKHOLDER PROPOSALS

         Any proposal to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than November 15, 2002 directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

         The Board of Directors knows of no other matters that may come before the meeting. If any matters other than those referred to above should properly come before the meeting, it is the intention of the persons designated by the Board to serve as proxies to vote such proxies in accordance with their best judgment.

         If any of the proposed nominees for election to the Board of Directors should become unavailable to serve at or before the time of the meeting, a substitute nominee or nominees may be chosen by the persons authorized by the Board to vote the proxies.

                                         By Order of the Board of Directors,

                                         Anthony G. Miller
                                         Secretary